                                                                  EXHIBIT 99.2.1

              SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF
                             RICHMOND-NORFOLK PCS

         You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of Richmond-Norfolk PCS" and such entity's financial statements and notes thereto included in this document for a further explanation of the financial data summarized below.

         We have set forth below selected historical financial data of Richmond-Norfolk PCS:

         . as of December 31, 1998 and 1999, and for the three years in the period ended December 31, 1999, derived from the audited financial statements and notes thereto of Richmond-Norfolk PCS, which have been audited by PricewaterhouseCoopers LLP; and

         . as of June 30, 1999 and 2000, and for the six-month periods then ended, derived from the unaudited financial statements and notes thereto of Richmond-Norfolk PCS, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for six-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.

         We have also included the balance sheet data of Richmond-Norfolk PCS as of December 31, 1997, which is unaudited.

                                                                                                        Six Months
                                                      Year Ended December 31,                         Ended June 30,
                                      ----------------------------------------------------     -----------------------------
                                          1997             1998                1999                 1999             2000
                                      ------------    -------------      -----------------     -----------------------------
                                                             (in thousands, except operating data)

Statement of Operations:
 Operating revenues:
 Service revenues .................   $   6,963         $  24,808            $  41,015             $  20,203    $  23,454
 Product sales ....................       3,728             5,546                7,671                 3,662        2,465
 Other ............................         481               916                1,770                   766        1,072
                                      ---------         ---------            ---------             ---------    ---------
 Total operating
 revenues .........................      11,172            31,270               50,456                24,631       26,991
                                      ---------         ---------            ---------             ---------    ---------

 Operating costs and expenses:
 Cost of service ..................         167               489                  941                   420          877
 Cost of products sold ............       4,018             5,714                7,217                 3,568        2,443
 Operating expenses ...............      32,418            41,355               50,497                26,527       25,102
 Depreciation and
 amortization .....................       8,333            11,125               13,866                 6,785        6,925
                                      ---------         ---------            ---------             ---------    ---------
 Total operating costs and
 expenses .........................      44,936            58,683               72,521                37,300       35,347
                                      ---------         ---------            ---------             ---------    ---------

Loss from operations ..............     (33,764)          (27,413)             (22,065)              (12,669)      (8,356)
 Other income expenses):
 Interest expense .................      (1,951)           (1,678)              (1,462)                 (750)        (688)
 Gain (loss) on disposal of
 assets ...........................        (174)               44                 (806)                 (197)         (43)
 Other loss .......................          --                --                 (171)                   --           --
                                      ---------         ---------            ---------             ---------    ---------
  Net loss ........................   $ (35,889)        $ (29,047)           $ (24,504)            $ (13,616)   $  (9,087)
                                      =========         =========            =========             =========    =========

Balance Sheet Data (at period end):
 Cash and cash equivalents ........   $      79         $      --            $     422             $     132    $     188
 Total assets .....................     127,192           145,281              143,214               144,290      148,278
 Long-term debt ...................      25,571            25,539               23,034                24,331       21,955
 PrimeCo equity investment ........      89,032            94,904              104,097               105,170      114,579

Operating Data (at period end):
 PCS subscribers ..................      23,732            56,840               78,854                73,644       87,955

                          RICHMOND MAJOR TRADING AREA

       Management's Discussion And Analysis Of Financial Conditions And
                 Results Of Operations Of Richmond-Norfolk PCS

The following discussion and analysis should be read in conjunction with "Selected Historical Financial and Operating Data" and other financial statements and the notes thereto included elsewhere in this document. Much of the discussion in this section involves forward-looking statements. Actual results may differ significantly from the results suggested by these forward-looking statements

Overview

         PrimeCo Personal Communications, L.P. ("PrimeCo") was formed in 1995 as a limited partnership between Bell Atlantic Corporation, NYNEX, Air Touch Communications and US West for the purpose of acquiring licenses issued by the Federal Communications Commission ("FCC"), pursuant to Subpart E of Part 24 of the FCC rules ("PCS License") and to design, build, own, and operate broadband personal communication services ("PCS Business") in certain Major Trading Areas ("MTA") in Virginia, Texas, Florida, Louisiana, Alabama, Illinois and Wisconsin. An MTA is an urban market within the United States, as defined by the FCC to determine geographic coverage areas for Personal Communication System ("PCS") networks. The Richmond, Virginia Major Trading Area (The Richmond MTA or market) covers most of central and eastern Virginia, including the Richmond and Hampton Roads metropolitan areas and the Outer Banks of North Carolina.

         Effective April 3, 2000, and in order to comply with certain Federal Communications Commission ("FCC") regulations regarding overlap properties, three markets (operating in the Houston, Chicago and Richmond MTA's) were contributed to by PrimeCo to PrimeCo PCS, a separate legal entity jointly controlled by Bell Atlantic Corporation and Vodaphone Airtouch.

         The Richmond market's strategy is to be the premier local wireless provider in the areas it serves and to grow a profitable customer base. The Richmond market has implemented this strategy through the deployment of leading edge technology (Code Division Multiple Access-- CDMA), maintaining high network performance standards and creating simplified and competitively-priced products and services. Rate plans include features at no additional charge, such as Caller ID, voice mail, first incoming minute free and nationwide long distance. The Richmond market has become a market leader in prepay calling services with its MyMinutes service options.

         The following discussion of the financial condition and results of the operations of the Richmond MTA for the six months ended June 30, 2000 and 1999 should be read in conjunction with the financial statements of the company, the notes thereto and information included elsewhere in this document. References to quarterly periods refer to the company's six-month periods ended June 30.

         This discussion contains forward-looking statements that involve risks and uncertainties. The actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and "Forward-Looking Statements".

         Revenues

         Our revenues are generated from the following categories:

         . service revenues, including monthly access fees for bundled minutes, excess airtime, prepay activation fees, roaming revenue, long distance revenue, and revenue from features such as call forwarding and directory assistance;
         . product sales, including revenue from the sale of handsets and related accessories; and
         . other revenue, including monthly rent and fees received from other carriers who collocate on Richmond MTA owned towers, revenue received from non-Richmond MTA customers roaming on the Richmond MTA network.

         Operating Costs and Expenses

         Our direct operating costs and expenses are generally incurred from the following categories:

         . cost of service, including expenses related to long distance, roaming usage, and directory assistance usage by subscribers;
         . cost of products sold, including the retail price of handsets sold, which are generally sold below cost and the difference between cost and the retail price of handsets (subsidy) is recognized as an operating expense, and the cost of accessories;
         . operating expenses, including all costs related to network operations, customer acquisition, customer care, finance, human resource, legal, information technology, and executive management, including corporate overhead allocations; and
         . depreciation expense recognized on network fixed assets, leasehold improvements on stores and kiosks, company owned switch buildings, information technology assets, and furniture and fixtures. The PCS license and microwave clearing costs are amortized on a straight-line basis over a 40-year life.

         Other Income (Expenses)

         Our other income (expenses) are generated (incurred) from interest expense, less any capitalized portion, gain (loss) on the disposal of assets, and other income (loss).

Results of Operations

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

       Net loss decreased $2.2 million, or 39%, from a loss of $5.7 million for the three months ended June 30, 1999 to a loss of $3.5 million for the three months ended June 30, 2000. Net loss decreased $4.5 million, or 33%, from $13.6 million for the six months ended June 30 1999 to $9.1 million for the six months ended June 30, 2000.

       These operating results reflect an increase in the ending customer base of 19% from 73,644 as of June 30, 1999 to 87,955 as of June 30, 2000.

         Operating Revenues

       Operating revenues increased $1.0 million, or 8%, from $12.7 million for the three months ended June 30, 1999 to $13.7 million for the three months ended June 30, 2000. Operating revenues increased $2.4 million, or 10%, from $24.6 million for the six months ended June 30, 1999 to $27.0 million for the six months ended June 30, 2000.

         Service Revenue. Service revenues increased $1.2 million, or 11%, and $3.3 million, or 16%, for the respective three and six month periods ended June 30, 2000 as compared to June 30, 1999. Service revenues were $12.0 million and $23.5 million for the three and six months ended June 30, 2000, as compared to $10.8 million and $20.2 million for the three and six months ended June 30, 1999. The increase was primarily due to subscriber growth. The MTA had 87,955 subscribers as of June 30, 2000, which represented an increase of 14,311, or 19%, compared to June 30, 1999. The increase in subscribers was offset in part by a decrease in average revenues per unit, or ARPU, of $4.13, or 8.2%, from $50.16 for the six months ended June 30, 1999 to $46.03 for the six months ended June 30, 2000. ARPU declined $4.53, or 9%, from $50.48 for the three months ended June 30, 1999 to $45.95 for the three months ended June 30, 2000. The decrease in ARPU is primarily the result of pricing pressures caused by new PCS operators who entered the market in June 1999. We expect some price declines to continue, but intend to continue to increase revenues by adding additional subscribers and increasing the service and minutes of use we provide.

         Product Sales. Product sales decreased $.4 million, or 28%, from $1.5 million to $1.1 million, and $1.2 million, or 33%, from $3.7 million to $2.5 million for the respective three and six month periods ended June 30, 2000 as compared to 1999. This decrease was primarily due to lower retail handset prices during the three and six months ended June 30, 2000 compared to the three and six months ended June 30, 1999.

         Other Revenue. Other revenue increased $.2 million, or 59%, and $.3 million, or 40%, for the respective three and six month periods ended June 30, 2000 as compared to 1999. Other revenue was $.6 million and $1.1 million for the three and six months ended June 30, 2000 compared to $.4 million and $.8 million for the three and six months ended June 30, 1999. This growth was due to additional collocation rent and fees we received from other carriers. After the transaction, CFW may dispose of the towers that generate these revenues.

Operating Costs and Expenses

        Operating costs and expenses decreased $1.2 million, or 7%, from $18 million to $16.8 million, and $2.0 million, or 5%, from $37.3 million to $35.3 million for the respective three and six months ended June 30, 2000 compared to 1999.

         Cost of Service. Cost of service increased $.3 million, or 129%, from $0.2 million to $0.5 million, and $.5 million, or 109%, from $.4 million to $.9 million for the respective three and six months ended June 30, 2000 compared to 1999. This increase was the result of higher long distance and roaming usage from the growth in the subscriber base. Additionally, long distance use per subscriber increased as approximately 65% of current subscribers have price plans that include free long distance. Free long distance was not available in the second quarter of 1999. Competitors, such as Sprint, that have a national long distance network have a substantial cost advantage in providing free long distance services. Additionally, roaming use per subscriber has increased in 2000 as a result of a decrease in our minimum roaming rate to $.15 per minute in December 1999. Prior to the decrease, our minimum roaming rate was $.39 per minute.

         Cost of Products Sold. Cost of products sold decreased $.5 million, or 32%, from $1.5 million to $1.0 million, and $1.1 million, or 32%, from $3.5 million to $2.4 million for the respective three and six months ended June 30, 2000 as compared to 1999. This decrease was the result of a 30% decrease in retail handset prices for the six months ended June 30, 2000 compared to June 30, 1999.

         Operating Expenses. Operating expenses decreased $1.4 million, or 11%, from $12.8 million to $11.4 million, and $1.4 million, or 5 %, from $26.5 million to $25.1 million for the respective three and six months ended June 30, 2000 as compared to June 30, 1999. Decreases in corporate overhead, payroll, general and administrative, and promotion expenses contributed to the decrease in total operating expenses.

         Depreciation and Amortization. Depreciation and amortization increased $0.4 million, or 11%, and $.1 million, or 2%, for the respective three and six months ended June 30, 2000 as compared to June 30, 1999. Depreciation and amortization was $3.8 million and $6.9 million for the three and six months ended June 30, 2000. Depreciation and amortization was $3.4 million and $6.8 million for the three and six months ended June 30, 1999. The increase is due to additional capital spending in the third and fourth quarters of 1999 and the first six months of 2000.

Other Income (Expenses)

        Interest expenses decreased $.1 million, or 13%, from $.4 million to $.3 million, and $.1 million, or 8%, from $.8 million to $.7 million for the respective three and six months ended June 30, 2000 as compared to June 30, 1999. Loss on the disposal of assets increased $.039 million from $.028 million to $.067 million for the three months ended June 30, 2000. Loss on the disposal of assets decreased $.2 million, or 78%, from $.2 million to $.043 million for the six months ended June 30, 2000 compared to June 30, 1999.